For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                FIRST KEYSTONE ANNOUNCES INCREASED
                      THIRD QUARTER EARNINGS

Berwick, Pennsylvania   OCTOBER 26, 2007 - First Keystone
Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported net income of $1,541,000 or $.34 per share for the quarter ending September 30, 2007, as compared to $.33 per share for the third quarter of 2006, an increase of 3.0%. Third quarter net income per share of $.34 exceeds the second quarter of 2007 of $.30 by 13.3%. For the nine months ending September 30, 2007, earnings per share were $.96 as compared to $.99 for the same period in 2006, a decrease of 3.0%.

Cash dividends per share amounted to $.66 for the nine months ending September 30, 2007, an increase of 4.8% from the $.63 paid in the first nine months of 2006. Annualized return on assets and return on equity were 1.09% and 12.38%, respectively, for the first nine months ending September 30, 2007. Earnings were positively affected by higher net interest income and an increased net interest margin together with a lower loan loss provision, and higher non-interest revenue.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services. Also in November, the Bank looks forward to entering the fast growing Monroe County with the purchase of Pocono Community Bank, Stroudsburg, Pennsylvania. The acquisition announced in May 2007 is expected to close in early November 2007.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207;
      Legg Mason Wood Walker, Inc., 800-888-6673; Janney
Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc.,
800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning
& Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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